Exhibit 99.1

From the Desk of
Nathan Leight

July 23, 2012
Carl Albert
Chairman
Boise, Inc.
1111 West Jefferson Street
Suite 200
Boise, Idaho 83702-5388
Dear Carl:
It is after much deliberation and contemplation that I hereby resign as a member of the Board of Directors of Boise, Inc., effective immediately.
I have enjoyed working with you and the rest of the Board over the past five years to develop and implement a strategic vision for the Company. From its early days as a special purpose acquisition company, to the acquisition of the paper and packaging assets of Boise Cascade, L.L.C., and the subsequent years of progress through the present, we have created value. I believe that we have achieved success, that my work as a founder of the Company is now complete, and that the Company is in a good position to realize significant value for its shareholders. As the largest individual shareholder, I look forward to the Company's continued success.
Truly yours,
/s/ N. Leight
Nathan Leight